EXHIBIT 99.1

Twin Vee PowerCats Co. Announces Closing of Public Offering

FORT PIERCE, FL / October 3, 2022 / Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport catamaran boats, today announced the closing of its previously announced public offering of 2,500,000 shares of its common stock at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts and offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.

The Company intends to use the net proceeds from the offering primarily for product development and general corporate purposes, which may include working capital, capital expenditures, operational purposes and potential acquisitions in complementary businesses.

ThinkEquity acted as sole book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). The final prospectus supplement relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company is located in Fort Pierce, Florida, and has been building and selling boats for over 27 years. Learn more at twinvee.com. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category, and is known as the “Best Riding Boats on the Water™”.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements include statements related to the intended use of proceeds. Twin Vee PowerCats Co. cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, risks related to prevailing market conditions, the impact of general economic, and industry or political conditions in the United States. Forward-looking statements reflect its analysis only on their stated date, and Twin Vee PowerCats Co. undertakes no obligation to update or revise these statements except as may be required by law.

For Investor Relations Inquiries:
Contact:
Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.